Exhibit 10.1

BINDING LETTER OF INTENT

This Binding Letter of Intent (the “LOI”) constitutes a commitment by the parties hereto to negotiate in good faith and to enter into one or more definitive agreements as set forth herein. The terms and conditions of the potential transaction described below are not limited to those set forth herein. Matters that are not covered by the provisions hereof are subject to the approval and mutual agreement of the parties.

Effective Date: October 17, 2025

Parties:

Telomir Pharmaceuticals, Inc. (NASDAQ: TELO), a Florida corporation (“Telomir”), and TELI Pharmaceuticals, Inc., a Delaware corporation (“TELI”).

TELI is a preclinical-stage biotechnology company developing small-molecule therapies that target the root causes of cancer, aging, and age-related diseases by resetting dysregulated epigenetic programs. TELI’s lead candidate, Telomir-1, is being advanced across oncology and longevity indications based on its differentiated ability to restore tumor suppressors, block undruggable enzymes, and reprogram gene control.

TELI is a privately held company which holds the exclusive license to develop and commercialize Telomir-1 in human applications for all markets other than United States. Telomir holds the exclusive license to develop and commercialize Telomir-1 in human applications within United States.

1.	Binding Agreement

This LOI constitutes a legally binding agreement between the parties, setting forth the principal terms and conditions under which Telomir shall acquire TELI. Both parties agree to negotiate in good faith to execute a definitive agreement reflecting these terms.

2.	Proposed Transaction

TELO will acquire TELI through a stock exchange, whereby each outstanding share of TELI’s common stock will be exchanged for shares of TELO’s common stock, with the exact exchange ratio to be determined by an independent third-party firm based on the relative values of Telomir and TELI. The Transaction consideration will also include a $5,000,000 contribution in cash or cash equivalents from certain TELI shareholders, to be provided in accordance with the terms set forth under “Cash Contribution” below.

3.	Consideration & Terms

●	Exchange Ratio: Final exchange ratio shall be determined following third-party valuations of each of the parties and other internal due diligence, but in no instance will TELO issue to TELI an amount of shares greater than its outstanding share amount as of the date of the closing of the transaction.

●	Cash Contribution: Certain major shareholders of TELI (including Bayshore Trust and related parties) shall agree in advance to contribute an amount of assets or cash (or a combination of the two) totaling $5,000,000 to Telomir, with $1,000,000 due at closing, $2,000,000 due upon IND acceptance by the FDA, and $2,000,000 due upon initiation of Phase 1/2. For purposes of determining the exchange ratio, the valuation of TELI shall include the full $5,000,000 cash contribution. The shares of Telomir common stock corresponding to the $4,000,000 milestone contributions shall be allocated to TELI shareholders at closing but shall not be issued or delivered until the applicable milestone contributions are actually funded. In the event any milestone contribution is not funded within three (3) months of the applicable milestone date, the corresponding shares shall be automatically canceled and permanently revert to Telomir’s treasury, without adjustment to the exchange ratio or other terms of the Transaction. The closing of the Transaction shall not be contingent upon the $4,000,000 milestone contributions, which remain binding obligations of the contributing shareholders.

●	Business Integration: Upon completion of the Transaction, TELI will be fully merged into Telomir, with Telomir as the surviving entity. All of TELI’s assets, including but not limited to its intellectual property and drug development programs, and all of TELI’s outstanding liabilities will be acquired by Telomir.

4.	Post-Transaction Structure

●	No Retention of TELI Leadership: No TELI board members, executives, employees or consultants will retain a role in Telomir following the closing of the Transaction.

●	Shareholder Lock-Up: TELI stockholders will be subject to a six-month lock-up period on Telomir shares received as part of the Transaction.

5.	Due Diligence

Telomir and TELI will conduct mutual due diligence over a 30-day period following execution of this LOI. TELI shall provide full access to its financials, intellectual property, preclinical data, tax information, legal and regulatory filings.

6.	Closing Conditions

The Transaction is subject to:

(i)	Execution of a definitive agreement;

(ii)	Completion of satisfactory due diligence within 90 days from the date of this LOI;

(iii)	Confirmation by the Telomir that TELI’s financial information fairly presents the results of operations and financial condition of TELI’s business and operations in all material respects;

(iv)	Necessary regulatory approvals;

(v)	Approval from the boards of directors, requisite stockholders of Telomir and TELI, material third-party and government consents, licenses, permits and other approvals; and

(vi)	Absence of material adverse changes to TELI’s business or financial condition before closing.

7.	Expenses

Each party will bear its own fees and expenses related to the proposed Transaction contemplated by this LOI, including, without limitation, investment banking fees and legal, accounting and financing costs, except as otherwise agreed to by the parties.

8.	Exclusivity

TELI agrees to a six-month exclusivity period, beginning on the date of execution of this LOI, during which it shall not negotiate with or entertain offers from other parties regarding a sale, merger, or similar transaction.

9.	Confidentiality

Both parties agree to, and shall cause their respective representatives to, maintain confidentiality regarding this LOI and the ongoing negotiations unless disclosure is required by law or regulatory authorities.

10.	Governing Law

This LOI shall be governed by and construed in accordance with the laws of the State of Florida, without regard to conflict of law principles.

11.	Binding Effect

This LOI is legally binding and enforceable against both parties, except that either party may terminate the agreement if:

●	Due diligence reveals material adverse findings.
●	Regulatory approvals cannot be obtained.
●	The Definitive Agreement is not executed within 180 days of the due diligence period’s conclusion.

12.	Expiration

This LOI shall expire unless executed by both parties by October 30, 2025.

13.	Publicity

Telomir shall have the right to disclose the LOI and the contents thereof in (i) Telomir’s current report on Form 8-K filed with the U.S. Securities and Exchange Commission (the “SEC”) and other required SEC filings, such as Form 10-K annual reports and Form 10-Q quarterly reports, and (ii) Telomir’s press release about the LOI and the transactions contemplated by the LOI.

Acknowledged and Agreed:

TELOMIR PHARMACEUTICALS, INC.

By:	/s/ Erez Aminov
Name:	Erez Aminov
Title:	CEO

TELI PHARMACEUTICALS, INC.

By:	/s/ William McNulty
Name:	William McNulty
Title:	CEO